Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES HERBICIDE BRANDS FROM CORTEVA AGRISCIENCE

Newport Beach, CA – December 23, 2019 – American Vanguard Corporation (NYSE:AVD), today announced the acquisition of four herbicide brands from Corteva Agriscience (NYSE:CTVA). These products are complementary tank-mix partners for a variety of primary herbicides used in the U.S. agricultural market. They are particularly valuable for enhancing weed control performance against increasing numbers of resistant weed species.

The brands involved are Classic®, First Rate®, Hornet® and Python®. This transaction includes acquisition of end-use registrations, commercial sales and marketing information and finished goods inventory. Financial terms are not being disclosed.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Acquisition of these four brands from Corteva Agriscience provides our crop protection business with a strengthened portfolio of valuable herbicides that play an important role in weed control and resistance management. These brands broaden our U.S. herbicide offering in soybeans, corn, peanuts and a number of other niche crop markets.”

Mr. Wintemute continued, “In addition, these products provide a number of beneficial performance characteristics. Classic is an excellent tank-mix partner with other post-emergence herbicides to expand the weed control spectrum in soybeans and peanuts. First Rate provides both pre- and post-emergence control in soybeans and is effective in all tillage systems with excellent crop safety. Hornet, with dual modes of action, is preferred for early-to-mid season control of hard to manage glyphosate resistant weeds. Python is focused on post-harvest, weed elimination “burn-down” applications in U.S. corn and soybeans.”

Mr. Wintemute concluded, “These brands have well-established market positions, are solidly profitable and can be readily incorporated into our existing sales and marketing programs. We are very excited about the opportunity these products provide in helping our valued customers improve crop yields through superior weed control management in a number of crop segments that are strategically important to drive AVD’s growth.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com